Exhibit 99.1

For Immediate Release
July 20, 2010

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSBD) reported unaudited net income for the three months ended June 30, 2010, of $180,000, or $0.09 per share of common stock, basic and diluted, compared to a net loss of $(73,000), or $(0.04) per share of common stock, basic and diluted, for the three months ended June 30, 2009.  The Company reported unaudited net income of $679,000, or $0.35 per share, basic and diluted, for the six months ended June 30, 2010, compared to net income of $428,000, or $0.22 per share, basic and diluted, for the six months ended June 30, 2009.

Net income increased $253,000 during the second quarter of 2010, as compared to the second quarter of 2009, due to an increase of $187,000 in net interest income and a decrease of $700,000 in the provision for loan losses, partially offset by a decrease of $223,000 in non-interest income and increases of $258,000 in non-interest expense and $153,000 in income taxes.  The increase in net interest income reflected a greater decrease in interest expense than interest income during the comparative three month period.  We experienced decreases of $226,000 in interest income and $413,000 in interest expense during the quarter ended June 30, 2010, as compared to the same quarter of 2009.  Net interest income has benefited from a steepening yield curve as lower short-term market rates of interest have resulted in our deposits repricing faster than our loans, which have yields tied to longer-term rates.

The decrease of $700,000 in the provision for loan losses during the second quarter of 2010 was primarily due to a higher level of provisions made during the second quarter of 2009.  The allowance for loan losses has increased to $2.7 million, or 1.5% of total loans, at June 30, 2010, from $2.3 million, or 1.3% of total loans, at December 31, 2009.  Non-interest income decreased $223,000 during the second quarter of 2010 mostly due to decreases of $181,000 in net income from mortgage banking operations and $129,000 in gains on sales of securities, partially offset by an increase of $62,000 in service charges on deposit accounts.  Non-interest expense increased $258,000 primarily due to an increase of $257,000 in the impairment of mortgage servicing assets.  The increase in non-interest expense was partially offset by a decrease of $132,000 in FDIC deposit insurance assessments due to the special assessment during the second quarter of 2009.

Net income increased $251,000 during the six months ended June 30, 2010 compared to the same period of 2009.  The increase in net income was due to an increase of $84,000 in net interest income and a decrease of $775,000 in the provision for loan losses, partially offset by a decrease of $178,000 in non-interest income and increases of $289,000 in non-interest expense and $141,000 in income taxes.  The increase in net interest income during the first six months of 2010, compared to the same period of 2009, was due to the net effect of decreases of $765,000 in interest income and $849,000 in interest expense.  The decrease of $775,000 in the provision for loan losses during the six months of 2010 was primarily due to a higher level of provisions made during the comparative period of 2009.  The decrease of $178,000 in non-interest income during this same period was primarily due to decreases of $415,000 in net income on mortgage banking operations and $49,000 in gains on sales of securities, partially offset by increases of $153,000 in commission income and $144,000 in service charges on deposit accounts.  The increase of $289,000 in non-interest expense was primarily due to a $257,000 increase in the impairment of mortgage servicing assets.  The increase in non-interest expense was partially offset by a decrease of $135,000 in FDIC deposit insurance assessments due to the special assessment during the second quarter of 2009.

Total assets at June 30, 2010 increased to $296.7 million from $288.8 million at December 31, 2009.  Total deposits at June 30, 2010 were $262.5 million, compared to $254.7 million at December 31, 2009.  Total stockholders’ equity was $26.1 million at June 30, 2010 and $25.3 million at December 31, 2009.  At June 30, 2010, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.7%, 10.9%, and 12.2%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended June 30, 2010, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.